EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-150635, 333-150634, 333-142780, 333-134903, 333-126989, 333-117451 and 333-168463) pertaining to the Employee Stock Purchase Plan, 2008 Equity Incentive Plan, Stock Option Plan and Directors’ Stock Option Plan of StarTek, Inc. of our reports dated March 9, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of StarTek, Inc. included in this Annual Report (Form 10-K) of StarTek, Inc. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Denver, Colorado

March 9, 2012